Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526
News Release

FOR IMMEDIATE RELEASE	May 2, 2006

ARCHER DANIELS MIDLAND REPORTS THIRD QUARTER RESULTS

Decatur, IL — May 2, 2006 — Archer Daniels Midland (NYSE: ADM)

➢	Net earnings for the quarter ended March 31, 2006 increased 29% to $ 348 million - $ .53 per share from $ 269 million - $ .41 per share last year.
•	Net earnings for the quarter ended March 31, 2005 included a gain of $ 74 million, $ .11 per share, representing the Company’s gain upon the sale of its interest in Tate & Lyle.

➢	Third quarter operating profit increased 46 % to $ 549 million from $ 377 million last year.
•	Oilseeds Processing operating profit increased on improved global market conditions.
•	Corn Processing operating profit increased principally due to improved ethanol and sweetener selling prices.
•	Agricultural Services operating profit increased principally on improved transportation results.
•	Other segment operating profit declined primarily due to decreased results of Food and Feed Ingredients.

➢	Financial Highlights
(Amounts in thousands, except per share data and percentages)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	3/31/06	3/31/05	% CHANGE	3/31/06	3/31/05	% CHANGE
Net sales and other operating income	$9,122,841	$8,484,171	8%	$27,048,775	$26,520,108	2%
Segment operating profit	$549,492	$376,587	46%	$1,423,905	$1,199,944	19%
Net earnings	$347,796	$269,095	29%	$901,811	$848,901	6%
Earnings per share	$.53	$.41	29%	$1.38	$1.29	7%
Average number of shares outstanding	657,130	658,904	-	655,469	656,365	-

“This quarter’s solid results across ADM’s major business lines improve the outlook for fiscal 2006. We welcome our newly-elected President and Chief Executive Officer, Patricia Woertz. She adds a strong dimension to the deep reserve of talent within ADM’s executive team.”

G. Allen Andreas, Chairman of the Board of Directors

Archer Daniels Midland

Discussion of Operations
Net earnings for the quarter ended March 31, 2006 were $ 348 million, or $ .53 per share, compared to $ 269 million, or $ .41 per share, last year. Net earnings for the nine months ended March 31, 2006 were $ 902 million, or $ 1.38 per share, compared to $ 849 million, or $ 1.29 per share, last year. This year’s nine month results include a $ 36 million tax credit related to the adjustment of state and federal income taxes, securities gains of $ 29 million ($ 18 million after tax), Brazilian transactional tax credits of $19 million ($12 million after tax), asset impairment charges of $ 36 million ($ 22 million after tax), and a charge of $ 22 million related to costs associated with a citric acid plant shut down and an exit from the European animal feed business. Net earnings for the quarter and nine months ended March 31, 2005 included a gain of $ 114 million ($ 74 million after tax) from the sale of the Company’s direct interest in Tate & Lyle. Last year’s results for the nine months also included an after-tax gain of $ 45 million representing the Company’s equity share of the gain reported by its unconsolidated subsidiary, CIP, upon the sale of its interest in Tate & Lyle.

Segment operating profit increased $ 173 million to $ 549 million for the quarter and increased $ 224 million to $ 1.4 billion for the nine months.

Oilseeds Processing operating profit increased $ 116 million to $ 177 million for the quarter and increased $ 133 million to $ 404 million for the nine months as improved global market conditions resulted in improved operating results in North America, South America, Europe and Asia.

Corn Processing operating profit increased $ 41 million to $ 219 million for the quarter and increased $ 179 million to $ 591 million for the nine months reflecting improved starch, sweetener and ethanol selling prices and lower net corn costs. Sweeteners and Starches operating profits increased $ 33 million to $ 113 million for the quarter and increased $ 140 million to $ 320 million for the nine months due to lower net corn costs and increased sweetener and starch selling prices, partially offset by higher energy costs. Bioproducts operating profits increased $ 7 million to $ 105 million for the quarter and increased $ 38 million to $ 271 million for the nine months due to lower net corn costs and higher ethanol selling prices, partially offset by increased energy costs. For the quarter, ethanol sales volumes declined versus year-ago levels as last year’s volumes included a draw-down of ethanol stocks which were built up in anticipation of new markets. For the nine months, Bioproducts operating profit improved as increased ethanol sales volumes were partially offset by lower lysine selling prices and $ 20 million of employee severance costs associated with the closure of a citric acid plant.

Agricultural Services operating profit increased $ 24 million to $ 79 million for the quarter due principally to improved operating results of transportation operations. For the nine months operating profits decreased $ 2 million to $ 192 million as improved results from transportation operations were offset by a decline in global grain merchandising operations and the negative impact of hurricanes on North American origination and export operating results.

Other segment operating profit decreased $ 8 million to $ 76 million for the quarter due principally to decreased results of Food and Feed Ingredients related principally to costs associated with exiting the European animal feed business. Financial results for the quarter were comparable to last year as an $ 18 million reduction in earnings of the Company’s private equity fund investments was offset by improved earnings of ADM Investor Services and captive insurance operations. For the nine months, Other segment operating profit declined $ 86 million to $ 236 million. Food and Feed Ingredient operations declined $ 65 million due principally to impairment charges of $ 32 million, decreased operating results of natural health and nutrition, and costs associated with exiting the European animal feed business. Financial results declined $ 21 million primarily due to a $ 63 million decrease in earnings of our private equity funds partially offset by improved earnings of ADM Investor Services and captive insurance operations.

Archer Daniels Midland

Significant components of Corporate results are as follows:

	Three months ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005
	(in millions)

LIFO inventory valuation adjustments	$1	$-	$13	$135
Gain on sale of securities	-	114	29	159
Brazilian transactional tax reversal	-	-	19	-
Other	(58)	(82)	(212)	(245)
Total Corporate	$(57)	$32	$(151)	$49

Conference Call Information

Archer Daniels Midland will host a conference call and audio Web cast at 8:00 a.m. Central Daylight Time (CDT) on Tuesday, May 2, 2006 to discuss third quarter financial results and provide a Company update. To listen by phone, dial 800-706-7741 or 617-614-3471; the access code is 69620120. Digital replay of the call will be available beginning on May 2, 2006 from 10:00 a.m. CDT and ending on May 9, 2006. To access this replay, dial 888-286-8010 or 617-801-6888 and enter access code: 50723336. To listen to a live broadcast via the Internet go to: http://www.admworld.com/webcast/. A replay of the Webcast will be available on ADM’s Website.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing and fermentation technology. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soybean oil and meal, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 25,000 employees, more than 250 processing plants and net sales for the fiscal year ended June 30, 2005 of $35.9 billion. Additional information can be found on ADM's Website at http://www.admworld.com.

###

Contacts:
Brian Peterson	Dwight Grimestad
Senior Vice President - Corporate Affairs	Vice President - Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

May 2, 2006

ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005
	(in thousands, except per share amounts)

Net sales and other operating income	$9,122,841	$8,484,171	$27,048,775	$26,520,108
Cost of products sold	8,352,109	7,909,315	24,911,864	24,613,112
Gross profit	770,732	574,856	2,136,911	1,906,996
Selling, general and administrative expenses	297,295	280,395	896,142	801,645
Other (income) expense - net	(19,526)	(114,575)	(32,630)	(143,984)
Earnings before income taxes	492,963	409,036	1,273,399	1,249,335
Income taxes	145,167	139,941	371,588	400,434
Net earnings	$347,796	$269,095	$901,811	$848,901
Diluted earnings per common share	$.53	$.41	$1.38	$1.29
Average number of shares outstanding	657,130	658,904	655,469	656,365

Other (income) expense - net consists of:
Interest expense	$90,446	$80,293	$263,344	$241,903
Investment income	(48,295)	(36,300)	(146,143)	(91,756)
Net (gain) loss on marketable securities transactions	282	(113,820)	(27,952)	(113,261)
Equity in (earnings) losses of unconsolidated affiliates	(54,930)	(36,611)	(113,604)	(173,409)
Other - net	(7,029)	(8,137)	(8,275)	(7,461)
	$(19,526)	$(114,575)	$(32,630)	$(143,984)

Operating profit by segment is as follows:
Oilseeds Processing (2)	$176,550	$60,734	$403,742	$270,789
Corn Processing
Sweeteners and Starches	113,223	79,817	319,747	179,455
Bioproducts (4)	105,469	98,056	271,735	233,499
Total Corn Processing (4)	218,692	177,873	591,482	412,954
Agricultural Services	78,601	54,644	192,216	193,779
Other
Food and Feed Ingredients (2)	34,764	43,544	138,895	203,591
Financial	40,885	39,792	97,570	118,831
Total Other (2)	75,649	83,336	236,465	322,422
Total segment operating profit	549,492	376,587	1,423,905	1,199,944
Corporate (1) (3)	(56,529)	32,449	(150,506)	49,391
Earnings before income taxes	$492,963	$409,036	$1,273,399	$1,249,335

(1)	Fiscal 2005 third quarter and nine months results include gains of $ 114 million and $ 159 million, respectively, related to sales of the Company’s interests in Tate & Lyle.
(2)
Fiscal 2006 third quarter results include a charge for the abandonment and write down of long-lived assets of $ 4 million in Oilseeds Processing. Fiscal 2006 nine month results include a charge for the abandonment and write down of long-lived assets of $ 4 million in Oilseeds Processing and $ 32 million in Food and Feed Ingredients.

(3)	Includes LIFO income of $ 1 million for the quarter and $ 13 million for the nine months ended March 31, 2006. Includes LIFO income of $ 135 million for the nine months ended March 31, 2005.
(4)	Fiscal 2006 third quarter and nine months results include severance-related costs of $ 4 million and $ 20 million, respectively, related to a closure of a citric acid plant.

May 2, 2006

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)

	March 31, 2006	June 30, 2005
	(in thousands)

NET INVESTMENT IN
Working capital	$5,858,774	$4,992,583
Property, plant and equipment	5,235,524	5,184,380
Investments in and advances to affiliates	1,974,747	1,879,501
Long-term marketable securities	1,120,788	1,049,952
Other non-current assets	883,052	773,571
	$15,072,885	$13,879,987

FINANCED BY
Short-term debt	$624,120	$425,808
Long-term debt, including current maturities	4,089,156	3,753,078
Deferred liabilities	1,184,211	1,267,629
Shareholders' equity	9,175,398	8,433,472
	$15,072,885	$13,879,987

SUMMARY OF CASH FLOWS
(unaudited)
	Nine Months Ended
	March 31,
	2006	2005
	(in thousands)
Operating activities
Net earnings	$901,811	$848,901
Depreciation	490,780	507,599
Asset abandonments	27,013	1,896
Other - net	(268,700)	31,742
Changes in operating assets and liabilities	(251,224)	653,614
Total Operating Activities	899,680	2,043,752
Investing Activities
Purchases of property, plant and equipment	(533,494)	(451,223)
Net assets of businesses acquired	(168,520)	(4,670)
Other investing activities	(182,293)	351,223
Total Investing Activities	(884,307)	(104,670)
Financing Activities
Long-term borrowings	603,874	8,547
Long-term debt payments	(262,042)	(174,018)
Net borrowings (payments) under lines of credit	196,982	(1,520,661)
Purchases of treasury stock	(74)	(3,514)
Cash dividends	(176,433)	(153,967)
Proceeds from exercises of stock options	18,128	26,207
Total Financing Activities	380,435	(1,817,406)
Increase in cash and cash equivalents	395,808	121,676
Cash and cash equivalents beginning of period	522,420	540,207
Cash and cash equivalents end of period	$918,228	$661,883